Exhbiti 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2013 (March 7, 2014 as to the effects of the discontinued operations discussed in Note 14), relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of Agree Realty Corporation (the Company), which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Chicago, Illinois

March 5, 2015